NEWS RELEASE	
FOR IMMEDIATE RELEASE	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports First Quarter 2013 Results

DALLAS (May 15, 2013) Income Opportunity Realty Investors, Inc. (AMEX:IOT), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2013. IOT announced today that the Company reported net income applicable to common shares of $695,000 or $0.17 per diluted earnings per share for the period ended March 31, 2013, as compared to net income applicable to common shares of $507,000 or $0.012 per diluted earnings per share for the same period ended 2012.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of March 31, 2013, our land consisted of approximately 170 acres of land located in Dallas, Texas. The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties.

Interest income was $1.4 million for the three months ended March 31, 2013. This represents an increase of $224,000 as compared to the prior period interest income of $1.2 million. The increase was related to the note receivables from Unified Housing Foundation, Inc. due to the modification of the cash surplus notes and the early termination of the preferred interest rate, increasing the interest rate from 5.25% to the original note rate of 12.0%.

Property operating expenses were $14,000 for the three months ended March 31, 2013. This represents a decrease of $17,000, as compared to the prior period operating expenses of $31,000. There was a decrease in property operating expenses related to the land portfolio due to a decrease in POA fees.

General and administrative expenses were $188,000 for the three months ended March 31, 2013. This represents an increase of $34,000, as compared to the prior period general and administrative services of $154,000. The increase was primarily due to an increase in the net income fee due to our Affiliate for $14,000 and professional fees for $20,000.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

Exhibit 99.1

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended
	March 31,
	2013	2012
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues	$-	$-

Expenses:
Property operating expenses (including $13 and $29 for the three months ended 2013 and 2012 respectively from related parties)	14	31
General and administrative (including $99 and $83 for the three months ended 2013 and 2012 respectively from related parties)	188	154
Advisory fee to related party	204	198
Total operating expenses	406	383
Operating loss	(406)	(383)

Other income (expense):
Interest income from related parties	1,407	1,183
Mortgage and loan interest	(288)	(276)
Earnings from unconsolidated subsidiaries and investees	-	(10)
Total other income	1,119	897
Income from continuing operations before tax	713	514
Income tax expense	(6)	(2)
Net income from continuing operations	707	512
Discontinued operations:
Loss from discontinued operations	(18)	(7)
Loss on the sale of real estate from discontinued operations	-	-
Income tax benefit from discontinued operations	6	2
Net loss from discontinued operations	(12)	(5)
Net income	695	507

Earnings per share - basic
Income from continuing operations	$0.17	$0.12
Loss from discontinued operations	-	-
Net income applicable to common shares	$0.17	$0.12

Earnings per share - diluted
Income from continuing operations	$0.17	$0.12
Loss from discontinued operations	-	-
Net income applicable to common shares	$0.17	$0.12

Weighted average common share used in computing earnings per share	4,168,214	4,168,214
Weighted average common share used in computing diluted earnings per share	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	March 31,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	26,739	27,002
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,913	25,176
Cash and cash equivalents	2	2
Investments in unconsolidated subsidiaries and investees, subject to sales contract	-	-
Receivable and accrued interest from related parties	59,405	58,534
Other assets	1,282	1,283
Total assets	$110,113	$109,506

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$28,452	$28,508
Deferred gain (from sales to related parties)	5,127	5,127
Accounts payable and other liabilities	117	149
	33,696	33,784
Commitments and contingencies:
Shareholders’ equity:
Common stock, $.01 par value, authorized 10,000,000 shares; issued 4,173,675 shares in 2013 and 2012	42	42
Treasury stock at cost, 5,461 in 2013 and 2012	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	14,459	13,764
Total shareholders' equity	76,417	75,722
Total liabilities and shareholders' equity	$110,113	$109,506